UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934


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       14a-6(e)(2))
[ ]  Definitive Proxy Statement
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[ ]  Soliciting Material Pursuant to Section 240.14a-12


                             NASHUA CORPORATION
  ------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                     [Letterhead of Nashua Corporation]


FOR IMMEDIATE RELEASE

                                     Contact:   Paul Verbinnen/Judy Brennan
                                                Sard Verbinnen & Co.
                                                212-687-8080


                    NASHUA WINS SUPPORT IN PROXY CONTEST

        PROXY MONITOR BACKS RE-ELECTION OF ALL CURRENT BOARD MEMBERS

                             -----------------


      NASHUA, N.H., APRIL 20, 2000 -- Nashua Corporation (NYSE: NSH) announced today that Proxy Monitor, a leading provider of proxy research, has recommended that its clients vote to re-elect all seven of Nashua's incumbent directors to Nashua's Board at the Annual Meeting to be held on Tuesday, April 25, 2000.

      Said Proxy Monitor in its report, "There is no question that the company's Chief Executive since 1996, Gerald Garbacz, walked into a very distressed situation ... Mr. Garbacz has almost eliminated the company's debt and amassed about $25 million in cash. Many assets have been sold off, and the board asserts the company can now focus on core businesses with greater prospects for growth."

      Regarding the Newcastle group who collectively purchased approximately 2.5% of Nashua's shares -- beginning only days before launching their proxy fight - and who have nominated four directors for election to the seven-member Nashua board, Proxy Monitor reported:
"Newcastle is a question mark, and we question why one of its nominees is a doctor with no apparent expertise in repositioning companies or in Nashua's lines of business."

      Said Nashua Chairman and Chief Executive Officer Jerry Garbacz: "We are pleased that Proxy Monitor's independent recommendation supports our own views on this significant issue and gives credence to several shareholder friendly steps the Nashua Board has taken, including taking their compensation in Nashua stock and agreeing to be bound by a shareholder vote on the Rights plan. More importantly, Proxy Monitor provides a source for shareholders who are seeking the opinion of a neutral party that is well experienced in these matters to guide their decision. We hope our shareholders will vote accordingly and support Nashua's Board of Directors."

      Separately, as stated in its proxy, Nashua's Board has committed to abide by the outcome of shareholder proposal to redeem the Shareholder Rights to redeem the Preferred Stock Purchase Rights issued in July, 1996, unless the plan is approved by holders of a majority of the outstanding shares.

      Proxy Monitor is recommending that its clients vote to redeem the rights saying, redemption "might serve to flush out some potential bidders" for Nashua.

      Proxy Monitor is a leading provider of proxy research, vote recommendations and voting agent services for institutional investors. Its research encompasses over 15,000 companies in the United States and abroad, the largest coverage offered by any proxy advisory service. Its voting agent service provides investment managers, pension funds, banks and other institutional investors with a turnkey solution to proxy voting compliance. Established in 1984, Proxy Monitor is located in the heart of New York's financial district, with regional offices in Chicago and Bethesda, Maryland.

      Nashua Corporation markets specialty imaging products and services to industrial and commercial customers. The Company's products include thermal papers, pressure-sensitive labels and specialty papers, as well as copier, ink jet and laser printer supplies. Additional information about Nashua Corporation can be found on the World Wide Web at www.nashua.com.

      If you have any questions related to the Nashua proxy, please call our proxy solicitor Corporate Investor Communications, Inc., at 1-888-238-1257.

AVAILABILITY OF PROXY MATERIALS INCLUDING PARTICIPANT INFORMATION

      On March 20, 2000, Nashua filed with the SEC definitive proxy materials to be used to solicit votes for the re-election of its Board at its annual meeting of shareholders, which will be held on April 25, 2000. Nashua strongly advises all its shareholders to read these materials when they receive them because they contain important information.

      The proxy statement included in Nashua's definitive proxy materials as supplemented contains a list of the participants in any solicitation that may be represented by this press release and those definitive proxy materials. Copies of the proxy materials are available for no charge from Nashua's proxy solicitor, Corporate Investor Communications, Inc. at the toll-free number provided above, and from the SEC's web site at www.sec.gov.

FORWARD-LOOKING STATEMENTS
      This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "projected," "will enable," "will," and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company's future capital needs, and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, failure to achieve the Rittenhouse transaction's synergies, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release.

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